                                                                    EXHIBIT 12.1


                              PANAMSAT CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In Thousands)


                                                             1997           1998           1999           2000           2001
                                                          ---------      ---------      ---------      ---------      ---------
Income before income taxes                                $ 263,616      $ 220,546      $ 226,364      $ 228,358      $  54,166
                                                          ---------      ---------      ---------      ---------      ---------

ADD: Fixed Charges:
   Capitalized Interest                                      80,500         59,900         60,700         56,100         23,300
   Interest expense (including amortization of debt
     issuance costs)                                         58,973        108,188        115,202        135,005        124,653
   Rentals (1/3) (a)                                            433            899          1,099          1,698          2,564
                                                          ---------      ---------      ---------      ---------      ---------

Total Fixed Charges                                       $ 139,906      $ 168,987      $ 177,001      $ 192,803      $ 150,517
                                                          ---------      ---------      ---------      ---------      ---------

Income before income taxes plus fixed charges              $403,522      $ 389,533      $ 403,365      $ 421,161      $ 204,683
ADD: Amortization of capitalized interest                    10,083         16,749         20,847         31,332         34,301
LESS: Capitalized interest                                  (80,500)       (59,900)       (60,700)       (56,100)       (23,300)
                                                          ---------      ---------      ---------      ---------      ---------
Earnings (As defined)                                     $ 333,105      $ 346,382      $ 363,512      $ 396,393      $ 215,684
                                                          =========      =========      =========      =========      =========

Total Fixed Charges                                       $ 139,906      $ 168,987      $ 177,001      $ 192,803      $ 150,517
                                                          =========      =========      =========      =========      =========

Ratio of Earnings to Fixed Charges                             2.38           2.05           2.05           2.06           1.43
                                                          =========      =========      =========      =========      =========
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(a)      We believe 33% is a reasonable approximation of an appropriate interest factor for operating leases.